AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2003

REGISTRATION NO. 333-105088

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

I-MANY, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	01-0524931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

399 THORNALL STREET

12TH FLOOR

EDISON, NJ 08837

800-832-0228

(Address Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

ROBERT G. SCHWARTZ, JR.

VICE PRESIDENT AND GENERAL COUNSEL

I-MANY, INC.

511 CONGRESS STREET

6 (TH) FLOOR

PORTLAND, MAINE 04101-3353

TELEPHONE: (207) 774-3244

TELECOPY: (207) 828-0492

(Name, Address Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND NEITHER WE NOR THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 30, 2003.

PROSPECTUS

I-MANY, INC.

1,088,339 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of our common stock that may be resold by the selling stockholders identified in this prospectus.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq National Market under the symbol “IMNY.” On May 28, 2003, the closing sale price of the common stock on Nasdaq was $1.42 per share. You are urged to obtain current market quotations for the common stock. On April 11, 2003 we received written notification from Nasdaq that we were not in compliance with Nasdaq Marketplace Rule 4450(b)(4) because the closing bid price of our common stock was below $1.00 for 30 consecutive trading days. To regain compliance, the bid price of our common stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days no later than October 8, 2003. If we do not regain compliance by October 8, 2003, we may be delisted from the Nasdaq National Market.

Our principal executive offices are located at 399 Thornall Street, Edison, NJ 08837. Our telephone number at that address is 800-832-0228. Our website is located at WWW.IMANY.COM. The information contained on our website is not part of this prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                    , 2003.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, “I-MANY,” “WE,” “US” AND “OUR” REFER TO I-MANY, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

We own or have rights to tradenames and trademarks that we use in connection with the sale of our products and services. We own the U.S. registered trademark CARS®, which is an acronym for our Contract Administration and Reporting System, and the U.S. registered trademark “I-many.” All other trademarks and service marks referenced in this prospectus are the property of their respective owners.

iv

THE COMPANY

We provide software and related professional services that allow our clients to manage important aspects of their contract-based or trade agreement-based business-to-business relationships.

Our principal executive offices are located at 377 Thornall Street, Edison, New Jersey 08837. Our phone number at that address is 800-832-0228. Our website is located at WWW.IMANY.COM. The information contained on our website is not part of this prospectus.

RISK FACTORS

ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

THE BID PRICE OF OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET HAS BEEN BELOW $1.00 PER SHARE, AND UNLESS THE BID PRICE INCREASES OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET WHICH COULD REDUCE THE LIQUIDITY OF OUR COMMON STOCK AND ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL NECESSARY CAPITAL

On April 11, 2003 we received written notification from Nasdaq that we were not in compliance with Nasdaq Marketplace Rule 4450(b)(4) because the closing bid price of our common stock was below $1.00 for 30 consecutive trading days. To regain compliance, the bid price of our common stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days no later than October 8, 2003. If we do not regain compliance by October 8, 2003, we may be delisted from the Nasdaq National Market. The delisting of our common stock may result in the trading of the stock on the Nasdaq SmallCap or the OTC Bulletin Board. Consequently, a delisting of our common stock from The Nasdaq National Market may reduce the liquidity of our common stock, adversely affect our ability to raise additional necessary capital and could adversely affect our sales efforts.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN RECENT YEARS AND OUR RETURN TO PROFITABILITY IS UNCERTAIN

We incurred net losses of $24.2 million in the year ended December 31, 2000, $21.2 million in the year ended December 31, 2001 and $27.3 million in the year ended December 31, 2002, and we had an accumulated deficit at December 31, 2002 of $78.3 million. In these periods of net losses, our expenses exceeded our revenues generally due to increases in research and development expenses, sales and marketing expenses, and non-cash expenses related to acquisitions. We expect to continue spending significantly, principally for sales, marketing and development expenses, and therefore we will need to grow our revenues significantly before we reach profitability. In addition, our recent results have been impacted by a number of factors that caused current and prospective customers to defer, or otherwise not make, purchases from us, and we cannot assure you that we will not be affected by these factors in future periods. We cannot assure you that we will achieve sufficient revenues to become profitable in the future.

IT IS DIFFICULT FOR US TO PREDICT WHEN OR IF SALES WILL OCCUR AND WE OFTEN INCUR SIGNIFICANT SELLING EXPENSES IN ADVANCE OF OUR RECOGNITION OF ANY RELATED REVENUE

Our clients view the purchase of our software applications and related professional services as a significant and strategic decision. As a result, clients carefully evaluate our software products and services. The length of this evaluation process is affected by factors such as the client’s need to rapidly implement a solution and whether the client is new or is extending an existing implementation. The license of our software products may also be subject to delays if the client has lengthy internal budgeting, approval and evaluation processes which are quite common in the context of introducing large enterprise-wide technology solutions. We may incur significant selling and marketing expenses during a client’s evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or demonstration, before the client places an order with us. Clients may also initially purchase a limited number of licenses before expanding their implementations. Larger clients may purchase our software products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in the recognition of our license revenues. If revenues forecasted from a significant client for a particular quarter are not realized or are delayed, as has occurred in recent quarters, we may experience an unplanned shortfall in revenues during that quarter. This may cause our operating results to be below the expectations of public market analysts or investors, which could cause the value of our common stock to decline.

CURRENT ECONOMIC CONDITIONS MAY WEAKEN OUR SALES

The current downturn and uncertainty in general economic and market conditions have negatively affected and will likely continue to negatively affect demand for our products and services. If the current economic downturn continues or worsens, our business, financial condition and results of operations could be harmed. In addition, current world economic and political conditions have reduced the willingness of our customers and prospective customers to commit funds to purchase our products and services. The resulting loss or delay in our sales has had and could continue to have a material adverse effect on our business, financial condition and results of operations.

WE HAVE TWO MANAGEMENT LOCATIONS AND OTHER FACILITIES, AND AS WE CONTINUE TO GROW WE MAY EXPERIENCE DIFFICULTIES IN OPERATING FROM THESE FACILITIES

Certain members of our management team are based at our offices located in Portland, Maine, and other members of our management team are based at our corporate headquarters in Edison, New Jersey. In addition, as a result of acquisitions, we have additional offices in Stratford, Connecticut, Redwood City, California and London, United Kingdom, and we have leased a software development office in India. The geographic distance between these offices could make it difficult for our management and other employees to effectively communicate with each other and, as a result, could place a significant strain on our managerial, operational and financial resources.

WE ARE HIGHLY DEPENDENT UPON THE HEALTHCARE INDUSTRY, AND FACTORS THAT ADVERSELY AFFECT THAT MARKET COULD ALSO ADVERSELY AFFECT US

Most of our revenue to date has come from pharmaceutical companies and other clients in the healthcare industry, and our future growth depends, in large part, upon increased sales to the healthcare market. As a result, demand for our solutions could be affected by any factors that could adversely affect the demand for healthcare products, which are purchased and sold pursuant to contracts managed through our solutions. The financial condition of our clients and their willingness to pay for our solutions are affected by factors that may impact the purchase and sale of healthcare products, including competitive pressures, decreasing operating margins within the industry, currency fluctuations, active geographic expansion and government regulation. The healthcare market is undergoing intense consolidation. We cannot assure you that we will not experience declines in revenue caused by mergers or consolidations among our clients and potential clients.

OUR EFFORTS TO TARGET MARKETS OTHER THAN THE HEALTHCARE MARKET MAY DIVERT RESOURCES AND MANAGEMENT ATTENTION AWAY FROM OUR CORE COMPETENCIES

In connection with our efforts to expand into other markets, it may be necessary for us to hire additional personnel with expertise in these other industries. We may also have to divert funds, talent, management attention and other resources toward markets that have not traditionally been the primary source of our revenues. The risks of such diversification include the possibility that we will not be successful in generating the revenue we expect from these markets and the possible detrimental effect of diverting resources from our traditional markets.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING NEW TECHNOLOGIES OR BUSINESSES AND THIS COULD HINDER OUR EXPANSION EFFORTS

We intend in the future to consider additional acquisitions of or new investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify appropriate acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders and the issuance of debt could limit our available cash and accordingly restrict our activities.

WE MAY MAKE ADDITIONAL ACQUISITIONS AND WE MAY HAVE DIFFICULTY INTEGRATING THEM

We have acquired ChiCor, Intersoft, BCL Vision Ltd. (now I-many International Limited), Provato, NetReturn and Menerva, each of which is or was located in cities very distant from our management locations in Edison, New Jersey and Portland, Maine. We may make additional acquisitions. Any company that we acquire is likely to be distant from our headquarters in Edison, New Jersey and will have a culture different from ours as well as technologies, products and services that our employees will need to understand and integrate with our own. We are continuing to assimilate the employees, technologies and products of the companies that we have acquired and will need to do the same with any new companies we may acquire, and that effort has been, and will likely continue to be difficult, time-consuming and may be unsuccessful. If we are not successful, our investment in the acquired entity may be impaired or lost, and even if we are successful, the process of integrating an acquired entity may divert our attention from our core business.

IF WE ACQUIRE NEW TECHNOLOGIES OR BUSINESSES, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

In connection with our acquisitions, we have recorded substantial goodwill and other purchased intangible assets. In addition, we recorded charges for write-offs of a portion of the purchase prices of acquired companies as in-process research and development. Although the amortization of goodwill has been discontinued pursuant to the recent issuance of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the carrying value of any intangible assets will need to be reviewed for impairment on a periodic basis. In the quarter ended December 31, 2002, we recorded a $13.3 million impairment charge in connection with the write-off of goodwill and other purchased intangible assets. We cannot assure you that future write-downs of any such assets will not affect future operating results.

OUR FIXED COSTS HAVE LED, AND MAY CONTINUE TO LEAD, TO FLUCTUATIONS IN OPERATING RESULTS WHICH HAVE RESULTED, AND COULD IN THE FUTURE RESULT, IN A DECLINE OF OUR STOCK PRICE

A significant percentage of our expenses, particularly personnel costs and rent, are fixed costs and are based in part on expectations of future revenues. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in revenues. Accordingly, shortfalls in revenues, as we experienced in recent quarters, may cause significant variations in operating results in any quarter. If our quarterly results do not meet the expectations of market analysts or investors, our stock price is likely to decline.

WE HAVE MANY COMPETITORS AND POTENTIAL COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

The market for our products and services is competitive and subject to rapid change. We encounter significant competition for the sale of our contract management software from the internal information systems departments of existing and potential clients, software companies that target the contract management markets, professional services organizations and Internet-based merchants offering healthcare and other products through online catalogs. Our competitors vary in size and in the scope and breadth of products and services offered. We anticipate increased competition for market share and pressure to reduce prices and make sales concessions, which could materially and adversely affect our revenues and margins.

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and strategic partners. We cannot assure you that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. We cannot assure you that we will be able to compete successfully or that competitive pressures will not require us to make concessions that will adversely affect our revenues and our margins, or reduce the demand for our products and services.

WE RELY SIGNIFICANTLY UPON CERTAIN KEY INDIVIDUALS AND OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO RETAIN THEM

We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of A. Leigh Powell, our Chief Executive Officer, and other key employees. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations.

OUR CHARTER AND BYLAWS COULD DISCOURAGE ACQUISITION PROPOSALS, DELAY A CHANGE IN CONTROL OR PREVENT TRANSACTIONS THAT ARE IN YOUR BEST INTERESTS

Our certificate of incorporation and bylaws state that any action that can be taken by stockholders must be done at an annual or special meeting and may not be done by written consent, and require reasonable advance notice of a stockholder proposal or director nomination. Furthermore, the chairman of the board, the president, the board of directors and the holders of at least 30% of the shares of our capital stock are the only people who may call a special meeting. The amended and restated certificate of incorporation and amended and restated bylaws also provide that members of the board of directors may only be removed by the vote of the holders of a majority of the shares entitled to vote for that director. In addition, the board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may limit your ability to approve other transactions that you find to be in your best interests.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY, WHICH COULD LEAD TO SECURITIES LITIGATION

The market price of our common stock has been highly volatile and may continue to fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their shares regardless of our operating performance or prospects. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management’s attention and resources.

YOU MAY SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

Depending on market prices at the time of a sale, the public offering price per share offered pursuant to this Prospectus may significantly exceed the net tangible book value per share. If we were to liquidate, investors purchasing shares in this offering could receive a per share amount of tangible assets net of liabilities that would be less than the public offering price per share.

OUR FORMER USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITOR MAY POSE RISKS TO US AND WILL LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

Effective May 22, 2002, we dismissed Arthur Andersen LLP, our former independent auditors, and subsequently appointed Deloitte & Touche LLP to succeed Andersen as our independent auditor. Our audited consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 that are incorporated by reference in this prospectus were audited by Andersen as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting. Andersen has not consented to the incorporation by reference of its audit reports in this prospectus, and we have dispensed with the requirement to file Andersen’s consent in reliance on Rule 437a under the Securities Act. Since Andersen has not consented to the incorporation by reference of their audit reports in the registration statement, an investor’s ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the work performed by Andersen may be limited significantly by the lack of such consent and the diminished amount of assets of Andersen that are or may be available to satisfy any such claims.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We use words such as “believes,” “intends,” “expects,” “anticipates,” “plans,” “estimates,” “should,” “may,” “will,” “scheduled” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our forward-looking statements apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above under “Risk Factors” and elsewhere in this prospectus. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to, and we do not assume any obligation to, update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus.

The selling stockholders will pay any expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our independent auditors.

SELLING STOCKHOLDERS

We issued, or may issue in the future, the shares of common stock covered by this prospectus in connection with (a) our grant of a common stock purchase warrant to the Procter and Gamble Company (“P&G”) in connection with an amendment to our Strategic Relationship Agreement with P&G and (b) our value added reseller agreement with Pricing Analytics, Inc. The table below sets forth, to our knowledge, certain information about the selling stockholders as of April 10, 2003. Such information has been provided to us by the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and include voting or investment power with respect to shares. Shares of common stock issuable upon exercise of warrants and/or stock options that are exercisable within 60 days after May 7, 2003 are deemed outstanding for computing the percentage ownership of the person holding the warrants and/or options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED PRIOR TO OFFERING		NUMBER OF SHARES OF COMMON STOCK BEING OFFERED	SHARES OF COMMON STOCK TO BE BENEFICIALLY OWNED AFTER OFFERING(2)
NAME OF SELLING STOCKHOLDER(1)	NUMBER	PERCENTAGE		NUMBER	PERCENTAGE
Procter & Gamble Company(3)	1,000,000	2.4%	1,000,000	0	0
Pricing Analytics, Inc.(4)	88,339	0.2%	88,339	0	0

(1)	The term “selling stockholder” includes donees, pledgees, affiliates, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, intercompany transfer, partnership distribution or other non-sale related transfer.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may decide to not sell any or all of the shares offered by this prospectus. Because the selling stockholders may sell all or some of the shares offered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)	Represents 1,000,000 shares of common stock that may be issued upon the exercise of a warrant held by The Procter & Gamble Company exercisable through February 3, 2006.

(4)	Michael Sidney Gordon has voting and investment control over the shares held by Pricing Analytics, Inc.

DILUTION

This offering is for sales of stock by our existing stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in a change to our net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any rational relationship to net tangible book value per share.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, affiliates, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, intercompany transfer, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, in block transactions, at a fixed price or prices, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares directly, through agents designated by them from time to time, and/or by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	sales by broker-dealers as agents;

•	sales through dealers acting as market makers;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions; and

•	in options transactions (including without limitation put and call option transactions) or short sales of shares.

Such transactions may or may not involve brokers or dealers.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders and/or purchasers of the shares may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale (which may be in excess of customary commissions).

If underwriters are used in a sale, shares may be sold on a firm commitment or on a best efforts basis or otherwise from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be sold directly by one or more firms acing as underwriter or through a group of underwriters.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, upon being notified that a donee or pledgee intends to sell shares, a prospectus supplement may be filed by the company.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

We will bear all costs, expenses and fees in connection with the registration of shares hereunder.

We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) 24 months after the effective date of the Registration Statement of which this prospectus constitutes a part.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by our General Counsel, Robert G. Schwartz, Jr.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Effective May 22, 2002, we dismissed Arthur Andersen LLP, our former independent auditors. Our audited consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 that are incorporated by reference in this prospectus were audited by Andersen as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting. Andersen has not consented to the incorporation by reference of its audit reports in this prospectus, and we have dispensed with the requirement to file Andersen’s consent in reliance on Rule 437a under the Securities Act. Since Andersen has not consented to the incorporation by reference of their audit reports in the registration statement, an investor’s ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the work performed by Andersen may be limited significantly by the lack of such consent and the diminished amount of assets of Andersen that are or may be available to satisfy any such claims.

EXPERTS

The financial statements as of December 31, 2002, and for the year ended December 31, 2002, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2002 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements as of December 31, 2001, and for each of the two years in the period ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part to this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2002, as amended;

(2)	Our Current Report on Form 8-K filed April 22, 2003; and

(3)	The description of our common stock contained in our Registration Statement on Form 8-A filed June 23, 2000 under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

I-many, Inc.

511 Congress Street

Portland, Maine 04101

Attention: Investor Relations

Telephone: (207) 774-3244

WWW.IMANYINC.COM

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses incurred by the Registrant in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee.

SEC registration fee	$90
Legal fees and expenses	2,000
Accounting fees and expenses	3,000
Miscellaneous	410

Total	$5,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article SEVENTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation sets forth procedures for the indemnification of the officers and directors of the Registrant. Article EIGHTH further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16. EXHIBITS.

EXHIBIT NO.	EXHIBIT

4.1+	Amended and Restated Certificate of Incorporation of the Registrant.

4.2+	By-laws of the Registrant.

5.1(1)	Opinion of Robert G. Schwartz, Jr.

23.1(1)	Independent Auditors’ Consent of Deloitte & Touche LLP.

23.2(1)	Note regarding absence of consent of Arthur Andersen LLP.

23.3(1)	Consent of Robert G. Schwartz, Jr. (included in Exhibit 5.1).

24.1(1)	Power of Attorney (included on the Signature Page of this Registration Statement)

+	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-32346) originally filed with the SEC on March 13, 2000.
(1)	Previously filed.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Maine on May 30, 2003.

I-MANY, INC.

By:	/s/ A. LEIGH POWELL
A. Leigh Powell President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE(S)	DATE
/s/ A. LEIGH POWELL	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 30, 2003
A. Leigh Powell

/s/ KEVIN F. COLLINS	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 30, 2003
Kevin F. Collins

/S/ WILLIAM F. DOYLE*	Director	May 30, 2003
William F. Doyle

/s/ MURRAY B. LOW*	Director	May 30, 2003
Murray B. Low

Director
Karl E. Newkirk

*By:	/s/ A. LEIGH POWELL
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

4.1+	Amended and Restated Certificate of Incorporation of the Registrant.

4.2+	By-laws of the Registrant.

5.1(1)	Opinion of Robert G. Schwartz, Jr.

23.1(1)	Independent Auditors’ Consent of Deloitte & Touche LLP.

23.2(1)	Note regarding absence of consent of Arthur Andersen LLP.

23.3(1)	Consent of Robert G. Schwartz, Jr. (included in Exhibit 5.1).

24.1(1)	Power of Attorney (included in Signature Page of this Registration Statement).

+	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-32346) originally filed with the SEC on March 13, 2000.
(1)	Previously filed.